AMENDMENT TO

TRANFER AGENCY AND SERVICE AGREEMENT

This amendment (“Amendment”) to the Transfer Agency and Service Agreement (the “Agreement”) dated as of September 7, 2021 by and between Harbor ETF Trust (“Trust”) and State Street Bank and Trust Company (“State Street” or the “Transfer Agent”) is entered into as of May 23, 2022 (the “Effective Date”).

WHEREAS, Trust and State Street (“Parties”) desire to amend Schedule A of the Agreement; and

WHEREAS, Section 11 of the Agreement requires that all amendments to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Schedule A of the Agreement is hereby deleted in its entirety and replaced by Schedule A attached hereto.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

HARBOR ETF TRUST		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Kristof Gleich	By:	/s/ Michael A. Fuentes
	Kristof Gleich, Vice President		Michael A. Fuentes, Managing Director

SCHEDULE A

Harbor Scientific Alpha High-Yield ETF

Harbor Scientific Alpha Income ETF

Harbor Disruptive Innovation ETF

Harbor Long-Term Growers ETF

Harbor All-Weather Inflation Focus ETF

Harbor Cayman Inflation Focus ETF

Harbor Corporate Culture Leaders ETF

Harbor Dividend Growth Leaders ETF